Exhibit 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011

Operating Revenues	$217,097	$220,820	$586,789	$602,482

Operating Expenses
Operation
Purchased power	43,565	52,974	118,581	139,548
Operation and maintenance	52,440	59,234	160,863	169,811
Transmission wholesale	26,565	25,180	59,847	59,809
Depreciation and amortization	29,073	26,081	77,705	72,987
Taxes - other than income taxes	20,458	19,126	52,686	54,948
Total Operating Expenses	172,101	182,595	469,682	497,103
Operating Income	44,996	38,225	117,107	105,379

Other Income and (Deductions), net	6,933	4,757	16,444	15,427

Interest Charges, net
Interest on long-term debt	9,829	9,885	28,796	29,896
Other interest, net	198	1,286	1,898	1,202
	10,027	11,171	30,694	31,098
Amortization of debt expense and redemption premiums	362	415	1,079	1,244
Total Interest Charges, net	10,389	11,586	31,773	32,342

Income Before Income Taxes, Equity Earnings	41,540	31,396	101,778	88,464

Income Taxes	18,551	14,220	46,872	38,587

Income Before Equity Earnings	22,989	17,176	54,906	49,877
Income from Equity Investments	3,421	3,521	11,823	8,230

Net Income	$26,410	$20,697	$66,729	$58,107

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	September 30,	September 30,
	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$5,783	$6,529
Restricted cash	3,145	5,891
Accounts receivable less allowance of $3,400 and $3,400, respectively	109,057	96,256
Unbilled revenues	39,704	41,749
Current regulatory assets (Note A)	59,469	43,315
Deferred income taxes	3,118	18,343
Refundable taxes	30,674	18,484
Current portion of derivative assets (Note A)	11,636	10,375
Prepayments	9,242	9,300
Other	16,279	17,915
Total Current Assets	288,107	268,157

Other Investments
Equity investment in GenConn (Note A)	125,295	132,860
Other	6,580	5,364
Total Other Investments	131,875	138,224

Net Property, Plant and Equipment	1,620,353	1,466,951

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	630,463	663,734

Deferred Charges and Other Assets
Unamortized debt issuance expenses	7,049	6,621
Other long-term receivable	1,275	1,279
Derivative assets (Note A)	68,792	74,359
Other	9,521	8,957
Total Deferred Charges and Other Assets	86,637	91,216

Total Assets	$2,757,435	$2,628,282

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	September 30,	September 30,
	2012	2011
Current Liabilities
Line of credit borrowings	$21,000	$120,000
Current portion of long-term debt	14,000	-
Accounts payable	85,510	129,619
Dividends payable	-	21,000
Accrued liabilities	21,490	29,053
Current regulatory liabilities (Note A)	15,591	36,303
Taxes accrued	13,311	-
Interest accrued	9,189	8,464
Current portion of derivative liabilities (Note A)	30,683	28,301
Total Current Liabilities	210,774	372,740

Noncurrent Liabilities
Pension accrued	132,480	119,390
Connecticut Yankee contract obligation (Note J)	11,932	15,030
Other post-retirement benefits accrued	45,926	51,237
Derivative liabilities (Note A)	226,210	259,418
Other	20,019	16,593
Total Noncurrent Liabilities	436,567	461,668

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	442,297	380,527

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	102,726	72,658

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	770,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	529,730
Retained earnings	164,880	140,498
Net Common Stock Equity	794,611	670,229

Total Capitalization	1,565,071	1,340,689

Total Liabilities and Capitalization	$2,757,435	$2,628,282

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$66,729	$58,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,784	74,231
Deferred income taxes	43,505	37,809
Allowance for funds used during construction (AFUDC) - equity	(5,036)	(7,434)
Stock-based compensation expense (Note A)	317	1,893
Pension expense	15,750	17,998
Undistributed (earnings) losses in equity investments	(11,823)	(8,230)
Other non-cash items, net	(15,678)	(15,337)
Changes in:
Accounts receivable, net	(22,988)	(4,762)
Unbilled revenues	(1,830)	1,680
Prepayments	(6,007)	(5,623)
Equity investment in GenConn	16,304	3,134
Accounts payable	(13,137)	21,936
Interest accrued	(1,669)	(2,447)
Taxes accrued/refundable, net	37,877	(284)
Accrued liabilities	(7,594)	(13,703)
Accrued pension	(26,491)	(48,291)
Other assets	(453)	(677)
Other liabilities	566	(2,634)
Total Adjustments	80,397	49,259
Net Cash provided by Operating Activities	147,126	107,366

Cash Flows from Investing Activities
Related party note receivable	-	(1,050)
Plant expenditures including AFUDC debt	(134,769)	(174,458)
Changes in restricted cash	3,394	(3,492)
Deposits in New England East West Solution (NEEWS) (Note C)	(5,885)	(1,623)
Cash distributions from GenConn	1,300	-
Investment in GenConn	-	(2,000)
Net Cash (used in) Investing Activities	(135,960)	(182,623)

Cash Flows from Financing Activities
Issuances of long-term debt	203,500	1,050
Equity infusion from parent	100,000	60,000
Line of credit borrowings (repayments), net	(179,000)	120,000
Payment of common stock dividend	(53,100)	(48,600)
Payment on long-term debt	(103,500)	(62,833)
Intercompany borrowings	14,000	-
Other	(856)	(48)
Net Cash provided by Financing Activities	(18,956)	69,569

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(7,790)	(5,688)
Balance at beginning of period	13,573	12,217
Balance at end of period	5,783	6,529

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$18,276	$40,998
Related party note receivable	$-	$62,833
Equity investment in related party	$-	$(62,833)
Plant expenditures funded by deposits in NEEWS	$(6,346)	$-
Deposits in New England East West Solution (NEEWS)	$6,346	$-

The accompanying Notes to the  Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
September 30, 2012 and 2011
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of September 30, 2010	100	$1	$469,730	$141,022	$610,753

Net income				69,076	69,076
Cash dividends				(69,600)	(69,600)
Equity infusion from parent			60,000		60,000
Balance as of September 30, 2011	100	$1	$529,730	$140,498	$670,229

Net income				77,482	77,482
Cash dividends				(53,100)	(53,100)
Equity infusion from parent			100,000		100,000
Balance as of September 30, 2012	100	$1	$629,730	$164,880	$794,611

The accompanying Notes to the Financial Statements
are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a 50-50 joint venturer, together with NRG Energy, Inc. (NRG), in GenConn Energy LLC (GenConn), a project selected to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Public Utilities Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

UI has evaluated subsequent events through the date its financial statements were available to be issued, November 14, 2012.

Derivatives

UI is party to contracts and involved in transactions that have been determined to be derivatives and are discussed below. The fair value of the gross derivative assets and liabilities as of September 30, 2012 and 2011 were as follows:

	September 30, 2012
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$11,636	$68,792	$(30,683)	$(226,210)

	September 30, 2011
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$10,375	$74,359	$(28,301)	$(259,418)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), PURA initiated a process to solicit bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and CL&P execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by PURA, UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of September 30, 2012, UI has recorded a gross derivative asset of $80.4 million, a regulatory asset of $176.5 million, and a gross derivative liability of $256.9 million ($156.4 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from fair value adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the three and nine month periods ended September 30, 2012 and 2011 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$(1,832)	$17,753	$(7,613)	$88,289

Regulatory Liabilities - Derivative assets	$(27)	$(11)	$(15)	$5,737

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $125.3 million and $132.9 million as of September 30, 2012 and 2011, respectively.

UI’s pre-tax income from its equity investment in GenConn was $11.8 million and $8.2 million for the nine month periods ended September 30, 2012 and 2011, respectively.  For the three month periods ended September 30, 2012 and 2011, such income was $3.4 million and $3.5 million, respectively.  During the nine month periods ended September 30, 2012 and 2011, UI received cash distributions from GenConn of $17.6 million and $3.1 million, respectively, which are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  For the three month periods ended September 30, 2012 and 2011, such cash distributions totaled $4.7 million and $3.1 million, respectively.  As of September 30, 2012, there were no undistributed earnings from UI’s equity investment in GenConn.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Regulatory Accounting

UI’s regulatory assets and liabilities as of September 30, 2012 and 2011 included the following:

	Remaining	September 30,	September 30,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$257,609	$278,054
Connecticut Yankee	4 years	11,932	15,030
Unamortized redemption costs	9 to 21 years	12,304	13,106
Pension and other post-retirement benefit plans	(b)	179,422	161,962
Contracts for differences	(c)	176,492	202,997
Excess generation service charge	(d)	10,089	5,957
Deferred transmission income/expense	(e)	8,194	-
Storm Costs	(f)	27,534	27,080
Other	(g)	6,356	2,863
Total regulatory assets		689,932	707,049
Less current portion of regulatory assets		59,469	43,315
Regulatory Assets, Net		$630,463	$663,734

Regulatory Liabilities:
Accumulated deferred investment tax credits	32 years	$4,648	$4,795
Income taxes due principally to book-tax differences	(g)	26,720	-
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	38 years	22,118	22,691
Pension and other post-retirement benefit plans	Not applicable	-	3,303
Deferred transmission income/expense	(e)	-	27,498
Other	(g)	27,033	12,876
Total regulatory liabilities		118,317	108,961
Less current portion of regulatory liabilities		15,591	36,303
Regulatory Liabilities, Net		$102,726	$72,658

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes due principally to book-tax differences.
(b) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(c) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 15 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(d) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(e) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(f) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.
(g) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the nine month periods ended September 30, 2012 and 2011 was $0.3 million and $1.9 million, respectively.  Total UI stock-based compensation expense for the three month periods ended September 30, 2012 and 2011 was an immaterial amount and $0.1 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Variable Interest Entities

GenConn is a variable interest entity (VIE), accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn equally with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Consolidated Financial Statements.  Such exposure to loss cannot be determined at this time.

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which UI adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on UI’s financial statements.

(B)	CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of September 30, 2012 and 2011.

Long-Term Debt

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.  On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the principal amount of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount of $52 million.  On April 2, 2012, the remaining $100 million of such notes were issued as follows:  2.98%, Series A, due January 31, 2019, in the principal amount of $31 million, 3.61%, Series C, due January 31, 2022 in the principal amount of $34 million and 4.89%, Series E, due January 30, 2042, in the principal amount of $35 million.

(C)	REGULATORY PROCEEDINGS

On January 9, 2012, a panel formed by Connecticut Governor Malloy issued its “Report of the Two Storm Panel” (the Report).  The Report considered areas such as (i) utility preparedness, tree trimming and infrastructure hardening, (ii) communications and information sharing, and (iii) municipal matters such as preparedness, road safety and shelter operations.  The Report also makes a number of recommendations with respect to emergency preparedness in the State of Connecticut. UI is unable to assess if any of the recommendations related to Connecticut’s utilities will be implemented in the future, but expects any costs associated with any related legislative or regulatory action to be fully recoverable.

On June 18, 2012, pursuant to Connecticut law PA 11-80, PURA initiated a docket for the establishment of performance standards for electric distribution and gas companies.  PA 11-80 requires PURA to, among other things, establish industry specific standards, review service restoration practices, and establish standards for acceptable performance in an emergency in which more than 10% of any utility’s customers are without service for more than 48 hours.  On November 1, 2012, PURA submitted its report to the General Assembly identifying the standards established and recommendations for legislative changes necessary to implement the standards.  UI will review the PURA report and determine the potential impacts of the standards from both an operational and financial perspective.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

On August 1, 2012, PURA issued a final decision in its investigation of the service response and communications of UI, among other utilities, after Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011. The decision contains reporting requirements for UI with respect to various recommendations, improving mutual assistance, and release of customer information in emergency situations.

Hurricane Sandy, which passed through Connecticut on October 29, 2012, caused extensive damage to the electric system in UI's service territory.  Current estimates indicate approximately 250,000 customer outages.  UI is currently undertaking restoration efforts and expects to seek recovery of the cost of repairing the damage and restoring service to customers in future rate proceedings.

Rates

UI’s allowed distribution return on equity established by PURA is 8.75%.   UI has an earnings sharing mechanism in place that allows the Company to retain 50% of any distribution earnings above the allowed 8.75% ROE in a calendar year.

UI filed its revised distribution 2011 rate year decoupling results with PURA on June 29, 2012.  The decoupling results included a decoupling adjustment of approximately $4.4 million which is to be collected from customers beginning in the fourth quarter of 2012, pending PURA approval.  PURA is expected to issue a decision on the decoupling adjustment in the fourth quarter of 2012.  Additionally, PURA approved last resort service Generation Services Charge rates for the period through December 31, 2012.

Transitional Standard Offer Incentive (TSO)

State legislation significantly restructured the electric utility industry in Connecticut in 1998 and 2003.  The primary restructuring legislation includes Public Act 98-28 (the 1998 Restructuring Legislation) and Public Act 03-135, as amended in part by Public Act 03-221 (the 2003 Restructuring Legislation).  The 2003 Restructuring Legislation provided for PURA to establish an incentive plan for the procurement of long-term contracts for transitional standard offer service that compares UI’s actual average contract price to a regional average price for electricity, making adjustments as deemed appropriate by PURA.  For each of 2004, 2005 and 2006, if UI’s price was lower than the average, the legislation provided for the plan to allocate $0.00025/kilowatt-hour of transitional standard offer service to the distribution company.  PURA issued a final decision in January 2009 that found UI was not eligible for a procurement incentive for 2004.  UI appealed PURA’s final decision to the state superior court.  By decision filed February 5, 2010, the superior court determined that PURA did not apply the proper standard in determining whether UI qualified for the incentive and that PURA made other errors, and remanded the case to PURA for further proceeding in accordance with the court's decision.  PURA appealed the superior court’s decision to the state appellate court.  On October 2, 2012, UI, CL&P and the Connecticut Office of Consumer Counsel (OCC) filed with PURA a joint motion for approval of a settlement agreement by and among UI, CL&P, and the OCC.  On October 31, 2012, PURA issued a final decision approving the settlement agreement which resolves all of the issues relating to the incentive for the procurement of power for 2004 through 2006.  The settlement agreement provides that UI has met the statutory standard for receiving 2005 and 2006 TSO incentives previously collected of approximately $2.7 million, which were recorded in the third quarter of 2012 and are included in “Other Income and (Deductions)” in UI’s Statement of Income.  The settlement agreement also provides that no further amounts are due from UI to customers relating to the 2004 incentive as amounts were previously refunded to customers in 2009.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  The proceeds from the sales of any Proposed Notes may be used by UI for the following purposes:  (1) to finance capital expenditures; (2) the repayment, in July 2011, of the equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay for issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, which were remarketed in the municipal bond market in February 2012, and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012 and $100 million of which were issued in April 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2012 and 2013.  Supplier of last resort service is procured on a quarterly basis.  UI’s contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and it elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2011, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In May 2012, Standard & Poors’ Investor Services released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of September 30, 2012, UI would have had to post approximately $8.9 million in collateral.

New Renewable Source Generation

Under Connecticut law, electric distribution companies were required to enter into contracts to purchase the output of new renewable generation totaling at least 150 MW, at prices and upon terms approved by PURA in accordance with statutory requirements.  PURA approved a number of these projects from 2007 through 2009, all of which are governed by a cost sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of such contracts.  UI was a direct party to two of the contracts.   UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement.  In September 2011, PURA issued a report to the legislature stating that, of the original 150 MW, only 47 MW have the capability of achieving commercial operation within contractual deadlines.  One of the contracts to which UI was a direct party has since been terminated.  Many of the other contracts are also expected to be terminated as the commercial operation deadlines expire.  On September 20, 2012, PURA approved a request by Bridgeport Fuel Cell Park, LLC to extend the in-service date under its contract with CL&P to February 14, 2014.  To date, none of the projects have achieved commercial operation.

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from new facilities installed behind distribution customer meters.  Under this program, UI will be required to enter into contracts totaling approximately $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million/year after six years.  The cost of the contracts is expected to be partially mitigated through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address the new requirements and on April 4, 2012, PURA approved the program.  On October 11 2012, UI received PURA approval for executed REC purchase contracts totaling up to approximately $1.5 million annually in payments for 15 year delivery terms commencing in 2013.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

PA 11-80 also allows for the development of 30 MW of grid-connected renewable energy.  UI and CL&P are each allowed to develop projects capable of generating up to 10 MW and the Department of Energy and Environmental Protection (DEEP) is to solicit proposals for projects capable of generating 10 MW.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  CL&P has executed contracts with the developers of the two 5 MW solar projects to purchase energy and associated products from both projects, and such contracts have been filed with PURA for approval.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the revenues, associated with the projects. Pursuant to PA 11-80, the costs of payments made to projects are recoverable through electric rates.  On January 18, 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision on July 18, 2012, in which it approved the construction of one solar facility and two fuel cell facilities.  The decision approves a return on equity (ROE) equal to the then currently allowed distribution ROE over the life of the investment, which is currently 8.75%.  UI had requested a ROE of 9.5% for the renewable connections program projects.  On September 5, 2012 PURA reopened the proceeding on its own motion.  PURA also issued interrogatories, responses to which were filed by UI.  UI’s participation in the program is voluntary.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  The Greater Springfield Reliability Project has obtained siting approval from the Connecticut Siting Council (CSC) and in December 2011, CL&P submitted an application to the CSC seeking siting approval of the Interstate Reliability Project.  A siting approval application for the Central Connecticut Reliability Project has yet to be filed.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no effect on the assets previously transferred to UI.

On June 20, 2012, NU, on behalf of CL&P, submitted for filing, the operation and maintenance agreement (O&M Agreement) between UI and CL&P to the FERC, which the FERC subsequently accepted.  Under the O&M Agreement, CL&P will serve as a contractor to manage, operate and maintain transmission assets in Connecticut that the FERC has authorized UI to acquire from CL&P.

On September 26, 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project to UI, upon which the O&M Agreement became effective.

Through September 30, 2012, UI has made deposits totaling $15.3 million in NEEWS, which includes the transferred assets noted above, and expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.  UI earned pre-tax income of approximately $0.4 million and $1.1 million on such deposits in the three and nine month periods ended September 30, 2012, respectively.  On November 9, 2012, UI made an additional deposit in NEEWS of $2.1 million.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GenConn, which was chosen by PURA to build and operate two new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  The two new peaking generation projects, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  GenConn filed a rate case request with PURA on July 27, 2012, seeking approval of 2013 revenue requirements for the annual period commencing January 1, 2013 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Transmission Return on Equity (ROE)

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable return on equity (ROE), which are within the jurisdiction of the FERC.  For 2012, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.2% to 12.4%.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE on transmission investments of 11.14% is not just and reasonable and seeking a reduction of the base ROE to 9.20%.  The New England transmission owners filed their response to the complaint in October 2011, opposing any change to the base ROE as unsupported.  In May 2012, the FERC issued an order setting the matter for hearing and establishing settlement procedures.  The parties have been unable to reach a settlement.  Settlement proceedings have terminated, and a hearing judge has been assigned.  Pursuant to the procedural schedule, the direct case of the complainants was filed on October 1, 2012 and included a reduction to the base ROE sought to 9.0%.  Respondents’ answer to the direct case is scheduled to be filed on November 20, 2012.  FERC is expected to issue an initial decision in the third quarter of 2013.  UI is unable to predict the outcome at this time.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.  In the event there is a reduction to the ROE, the May 2012 order established a refund effective date of October 1, 2011.

(D)	SHORT-TERM CREDIT ARRANGEMENTS

As of September 30, 2012, $21 million of borrowings were outstanding under a revolving credit agreement, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks that will expire on November 30, 2016 (the Credit Facility).  Available credit under the Credit Facility at September 30, 2012 totaled $229 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

On January 13, 2012, UI entered into a revolving credit agreement that expired on July 13, 2012 (the UI Credit Facility).  The borrowing limit under the UI Credit Facility was $105 million.    The UI Credit Facility was to provide additional liquidity for UI’s obligation to either remarket or repay and cancel $103.5 million of pollution control revenue bonds, due to be remarketed in the municipal bond market on February 1, 2012.  The pollution control revenue bonds were repaid and cancelled with the issuance of senior unsecured notes that UI entered into with a group of institutional accredited investors on January 30, 2012, as discussed above.  Subsequently, the UI Credit Facility was terminated.

(E)	INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three and nine month periods ended September 30, 2012 and 2011 were 40.9% and 40.4%, respectively. The increase in the combined statutory federal and state income tax rate for the 2012 period was due to legislation enacted in Connecticut in 2011 which imposed an additional 10% surcharge on the corporation business tax, effective January 1, 2012. This additional surcharge increased the statutory rate of the Connecticut corporation business tax from 8.25% to 9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above. The effective book income tax rates for both the three and nine month periods ended September 30, 2012 was 41.3%, as compared to 40.7% and 39.9% for each of the three and nine month periods ended September 30, 2011.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(G)	PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.

On July 6, 2012, federal legislation became effective which provides funding relief for employer-provided defined benefit pension plans.  Under the law's rate stabilization provision, the interest rates used to estimate pension liabilities and determine employer contributions, which statutorily have been based on the two-year average of interest rates, will be adjusted so that they are within 10% of the average of interest rates for the 25-year period preceding the current year (beginning in 2012) and within 30% of the average of interest rates for the 25-year period preceding the current year (beginning in 2016).  During the nine months ended September 30, 2012, UI made pension contributions of $26.3 million.  Based upon the historical interest rates published by the U.S. Department of the Treasury, no further pension funding will be required in 2012.

The following tables represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three and nine month periods ended September 30, 2012 and 2011:

	Three Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,666	$1,849	$256	$358
Interest cost	5,591	5,298	926	962
Expected return on plan assets	(5,841)	(5,474)	(385)	(425)
Amortization of:
Prior service costs	161	162	(17)	(25)
Transition obligation (asset)	-	-	98	255
Actuarial (gain) loss	3,591	3,507	340	502
Net periodic benefit cost	$5,168	$5,342	$1,218	$1,627

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Nine Months Ended September 30,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$4,998	$5,547	$768	$1,073
Interest cost	16,773	15,896	2,778	2,886
Expected return on plan assets	(17,523)	(16,423)	(1,155)	(1,277)
Amortization of:
Prior service costs	483	483	(51)	(76)
Transition obligation (asset)	-	-	294	765
Actuarial (gain) loss	10,773	10,523	1,020	1,506
Net periodic benefit cost	$15,504	$16,026	$3,654	$4,877

Discount rate	5.05% - 5.30%	5.10% - 5.35%	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.25%	8.00%	8.25%
Composite health care trend rate (current year)	N/A	N/A	8.00%	8.50%
Composite health care trend rate (2018 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

(H)	RELATED PARTY TRANSACTIONS

During the nine month periods ended September 30, 2012 and 2011, UI received cash distributions from GenConn.   See Note (A) “Business Organization and Statement of Accounting Policies – Equity Investments.”

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for each of the nine month periods ended September 30, 2012 and 2011 totaled $2.8 million and $7.0 million, respectively.  For the three month periods ended September 30, 2012 and 2011, such lease payments totaled an immaterial amount and $2.0 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such transactions primarily relate to outside professional services and stock based compensation.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At September 30, 2012 and 2011, the Balance Sheet reflects inter-company receivables of $0.6 million and $2.9 million, respectively, and inter-company payables of $7.8 million and $23.8 million, respectively.

Dividends/Capital Contributions

In 2011 and 2012, UI made wire transfers to UIL Holdings on a periodic basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case, which are reflected in the Statement of Cash Flows.

(J)	COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of September 30, 2012.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  As of September 30, 2012, UI has regulatory approval to recover in future rates (through the CTA) its $11.9 million regulatory asset for Connecticut Yankee over a term ending in 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In November 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and Connecticut Yankee filed a notice of cross-appeal.  On May 18, 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award and on August 1, 2012 the DOE filed a petition for rehearing with the appellate court.  In light of its ownership share, UI would receive approximately $3.8 million of such award which would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In light of its ownership share, UI would receive approximately $12.8 million of such award which would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of September 30, 2012, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability and of what remediation activity remains to be undertaken at the site.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site.  On January 5, 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating, and remediating of hazardous substances at the property and (ii) an order directing UI to investigate and remediate the property.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI’s counterclaims.  On July 30, 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  On October 12, 2012, the motion for summary judgment was denied without prejudice.  UI’s knowledge of the current conditions at the site is insufficient to make a reasonable update of the original $1.9 million remediation estimate.  UIL Holdings cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the claims of the two subcontractors, UI estimates that the claims of the general contractor have been reduced to approximately $8.4 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.

UI also is pursuing an indemnification claim against the general contractor. The trial on the general contractor’s claims and UI’s indemnification claim began in September 2012 and is expected to conclude by early December 2012, with a decision by the judge sometime thereafter.  UI expects to recover amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.  In October 2012, the general contractor filed a complaint against UI with FERC alleging that UI’s inclusion of certain costs incurred by UI in connection with the Middletown/Norwalk Transmission Project were not reasonably and/or prudently incurred and/or were not incurred in good faith by UI.  UI expects to vigorously defend against these new allegations, and expects to file its answer to this new complaint in November 2012, pursuant to FERC rules of practice.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, on July 7, 2011, UI entered into an agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.  The net book value of ESWC as of September 30, 2012 was approximately $15.0 million and UI expects to recover any loss resulting from the sale of the property through the regulatory process.  The transaction, which has been approved by PURA, is expected to close by the first quarter of 2014 after the completion of due diligence, zoning approval, and site plan approval periods.

(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, at fair value on a recurring basis as of September 30, 2012 and 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2012	(In Thousands)
Assets:
Contracts for differences	$-	$-	$80,428	$80,428
Supplemental retirement benefit trust life insurance policies	-	6,375	-	6,375
	$-	$6,375	$80,428	$86,803

Liabilities:
Contracts for differences	$-	$-	$256,893	$256,893
Long-term debt	-	899,875	-	899,875
	$-	$899,875	$256,893	$1,156,768

Net fair value assets/(liabilities), September 30, 2012	$-	$(893,500)	$(176,465)	$(1,069,965)

September 30, 2011
Assets:
Contracts for differences	$-	$-	$84,734	$84,734
Supplemental retirement benefit trust life insurance policies	-	5,153	-	5,153
	$-	$5,153	$84,734	$89,887

Liabilities:
Contracts for differences	$-	$-	$287,719	$287,719
	$-	$-	$287,719	$287,719

Net fair value assets/(liabilities), September 30, 2011	$-	$5,153	$(202,985)	$(197,832)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the September 30, 2012 or 2011 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	1.11% - 1.54%
	Discount rate	1.65% - 2.04%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UI’s net income.

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of September 30, 2012 and 2011 in the active markets for the various funds within which the assets are held.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the nine month period ended September 30, 2012.

Nine Months Ended
September 30, 2012

Net fair value assets/(liabilities), December 31, 2011	$(184,093)
Unrealized gains and (losses), net	7,628
Net fair value assets/(liabilities), September 30, 2012	$(176,465)

Change in unrealized gains (losses), net relating to net fair value
assets/(liabilities), still held as of September 30, 2012	$7,628

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the nine month period ended September 30, 2012.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.

Nine Months Ended
September 30, 2012
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2011	$184,093
Unrealized (gains) and losses, net	(7,628)
Net regulatory assets/(liabilities), September 30, 2012	$176,465